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                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  ($ in 000's)

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
                             Fiscal Year Ended December 31,          Three
                         ---------------------------------------  Months Ended
                          1995   1996    1997     1998    1999   March 31, 2000
                         ------ ------- -------  ------- ------- --------------
Pre-tax income (loss)... $6,454 $17,130 $(3,636) $ 5,137 $14,027    $10,083
Fixed charges:
Interest charges,
 including interest
 expensed, interest
 capitalized and
 amortization of
 deferred financing
 costs..................  1,985   3,068   4,009    3,889   5,296      1,446
Estimated interest
 included within rental
 expense................    350     638   1,404    2,141   2,644        750
                         ------ ------- -------  ------- -------    -------
Total fixed charges..... $2,335 $ 3,706 $ 5,413  $ 6,030 $ 7,940    $ 2,196
Pre-tax income (loss)
 plus fixed charges and
 amortization of
 capitalized interest,
 less interest
 capitalized............ $8,789 $20,836 $ 1,777  $11,167 $21,967    $12,279
Ratio of earnings to
 fixed charges..........   3.76    5.62    0.33     1.85    2.77       5.59
                         ====== ======= =======  ======= =======    =======
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